Exhibit 21.1

Subsidiaries List

Subsidiary	Percentage of Ownership	State of Incorporation or Organization
United Financial–
Montana Capital Trust I	100%	Delaware
(unconsolidated)

Heritage Bank	100%	Montana State Commercial Bank